Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of the

Prudential Jennison International Opportunities Fund:

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the statement of additional information.

New York, New York

June 1, 2012